EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

NAME	JURISDICTION OF ORGANIZATION

191 Riverneck, LLC	Delaware

199 Riverneck, LLC	Delaware

Mercury Computer Securities Corporation	Massachusetts

Mercury Federal Systems, Inc.	Delaware

Riverneck Road, LLC	Delaware

SolMap Pharmaceuticals, Inc	Delaware

Visage Imaging, Inc.	Delaware

Template Graphics Software, Inc.	California

Mercury Computer System SAS	France

Mercury Computer Systems GmbH	Germany

Visage Imaging GmbH	Germany

Nihon Mercury Computer Systems K.K.	Japan

Mercury Computer Systems N.V.	The Netherlands

Mercury Computer Systems Ltd.	United Kingdom